EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-130740)  of our report dated June 27, 2025 with respect to the  financial statements  and supplemental schedule of Republic Bancorp, Inc. 401(k) Retirement Plan included in this Annual Report on Form 11-K for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP

Charleston, WV

June 27, 2025